Exhibit 99.1

Hewitt Associates
100 Half Day Road
Lincolnshire, IL 60069
Tel 847.295.5000 Fax 847.295.7634
www.hewitt.com

News and Information

For Immediate Release

May 5, 2008

Contacts:

Investors: Sean McHugh, (847) 442-8176, sean.mchugh@hewitt.com

Media: Julie Macdonald, (847) 442-6718, julie.macdonald@hewitt.com

Hewitt Associates Reports 2008 Second Quarter Results

Underlying EPS Up 185%; Company Raises Full Year Guidance

LINCOLNSHIRE, Ill. — Hewitt Associates, Inc. (NYSE: HEW), a global human resources services company, today reported results for its fiscal 2008 second quarter ended March 31, 2008.

•

Reported net revenues (revenues before reimbursements) increased 8% in the second quarter, to $773.1 million, from $716.2 million in the prior-year quarter. Benefits Outsourcing revenues increased 7%, Human Resources Business Process Outsourcing (HR BPO) revenues increased 7%, and Consulting revenues increased 11%.

•

Operating income for the second quarter increased to $68.5 million, compared with $18.8 million in the prior-year quarter. The increase reflects improved underlying business performance in addition to an $8.7 million pretax net gain in the current quarter and a $15.0 million pretax net charge in the prior-year period, both related to a number of unusual items. Adjusting for these items, operating income for the current quarter was $59.8 million, compared with $33.8 million in the prior-year quarter.[1]

•

Net income for the second quarter increased to $44.5 million, or $0.43 per diluted share, compared with $13.0 million, or $0.12 per diluted share in the prior-year quarter. Adjusting for the unusual items noted above, net income for the second quarter increased to $37.4 million, or $0.37 per diluted share, compared with $22.7 million, or $0.20 per diluted share in the prior year quarter.

•

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)[2], a non-GAAP measure, increased to $273.4 million in the current six-month period, compared to $179.4 million in the prior-year period.

•	During the second quarter the Company repurchased 6.1 million of its outstanding common shares for a total of $227.9 million.

[1]	In assessing operating performance, the Company also reviews its results once unusual adjustments have been removed. The Company believes that doing so provides a better understanding of underlying operating performance. A reconciliation of underlying operating income and earnings per share to GAAP for fiscal second quarters 2008 and 2007 is included in this press release.
[2]	A reconciliation of Adjusted EBITDA to GAAP is included in this press release.

Second Quarter Highlights

“This was another quarter of good top line growth and strong bottom line growth,” said Russ Fradin, chairman and chief executive officer. “We also made some important investments this quarter in terms of acquisitions and additional Consulting initiatives. We made substantial progress with our HR BPO business, including the resolution of one sensitive contract situation and the anticipated resolution of another. Demand for services remains healthy and we are confident about our full year prospects.”

Operating Performance

Reported net revenues of $773.1 million in the second quarter included a $14.5 million benefit from foreign currency translation, a $10.8 million benefit due to the resolution of an HR BPO contract restructuring announced in March, and a $3.8 million contribution from acquisitions. After adjusting for these items, and excluding third-party supplier revenues and the comparable prior-year contribution of the Cyborg business3, net revenues increased 6%.

Operating income for the second quarter increased to $68.5 million, compared with $18.8 million in the prior-year quarter. Operating margin was 8.9% in the second quarter, compared to 2.6% in the prior-year quarter.

Second quarter operating results include a pretax net gain of $35.44 million related to the divestiture of the Cyborg business, and net pretax charges of $18.7 million related to the HR BPO contract restructuring announced in March and the anticipated termination of an additional contract. Current year results also include a pretax charge of $8.0 million related to the previously-announced review of the Company’s real estate portfolio.

The prior-year period included pretax charges totaling $18.6 million related to the restructuring of an HR BPO contract, the resolution of a legal dispute, and asset impairments. The prior-year quarter also included favorable pretax contributions totaling $3.5 million related to comparable Cyborg operations and accrued severance adjustments.

Excluding these items, operating income grew 77%.

Reported results in the current quarter reflect an effective tax rate of 36.2%, compared to 41.6% in the prior-year quarter.

Business Segment Results

Benefits Outsourcing

Benefits Outsourcing segment revenues increased 7% in the second quarter, to $383.9 million, from $360.0 million in the prior-year quarter. Adjusting for increased revenue related to the HR BPO contract restructuring announced in March of $4.4 million, acquisitions of $2.7 million, and the favorable effects of foreign currency translation of $1.6 million, Benefits Outsourcing revenues increased 4%. The increase was principally due to project work and new client and organic revenue growth, partially offset by client losses.

[3]	On January 31, 2008, the Company closed on the sale of assets related to its Cyborg business, a licensed payroll and software services organization acquired in 2003. February and March 2007 Cyborg results have been excluded from “underlying” and “as adjusted” amounts for year-over-year comparative purposes.
[4]	Amount reflects a $0.2 million reduction to the $35.7 million “gain on sale of business” reported in the Q2 FY08 Consolidated Statement of Operations. This reduction pertains to certain Cyborg employee-related expenses recorded in the quarter.

Benefits Outsourcing segment income increased 24% in the second quarter, to $85.6 million, compared with $69.3 million in the prior-year quarter. Segment margin was 22.3%, compared to 19.2% in the prior-year quarter. Margin improvement was mainly due to increased project revenue, lower infrastructure costs, and savings from offshoring, partially offset by higher compensation and client service delivery expenses related to the several large, complex clients that went live with ongoing services.

Second quarter operating results include a pretax charge of $2.3 million related to the review of the real estate portfolio and a $2.1 million pretax benefit related to the HR BPO contract restructuring announced in March. The prior-year period included a $4.0 million pretax charge resulting from the resolution of a legal dispute with a vendor.

As of March 31, 2008, the Company was live with 19.6 million end-user benefits participants, compared with 18.6 million as of March 31, 2007.

Human Resources Business Process Outsourcing

HR BPO segment revenues increased 7% in the second quarter, to $140.4 million, from $131.1 million in the prior-year quarter. Adjusting for a benefit due to the contract restructuring announced in March of $6.4 million, favorable effects of foreign currency translation of $3.9 million, and excluding third-party supplier revenues and the impact of the Cyborg divestiture5, HR BPO revenues increased 13%. The revenue growth was principally due to an increase in clients who went live with contract services over the last 12 months and higher revenue from existing clients, mostly related to project work.

The HR BPO segment loss was $18.2 million in the second quarter, compared with a loss of $60.6 million in the prior-year quarter. Segment loss improved principally due to the $35.4 million net pretax gain on the divestiture of Cyborg, staffing leverage, infrastructure cost management efforts, and increased revenue.

Second quarter operating results also include net pretax charges of $20.8 million related to the contract restructuring announced in March and the anticipated termination of an additional contract. Current year results also reflect a pretax charge of $0.6 million related to the review of the Company’s real estate portfolio. The prior-year period included pretax charges totaling $14.6 million related to the restructuring of an HR BPO contract and asset impairments. The prior-year quarter also included favorable pretax contributions of $3.1 million related to comparable Cyborg operations and accrued severance adjustments.

Excluding these items, HR BPO operating loss improved to $32.2 million, compared to a loss of $49.1 million in the prior-year quarter.

As of March 31, 2008, the Company was live with approximately 946,000 client employees with HR BPO services, compared with approximately 765,000 as of March 31, 2007.

Consulting

Consulting segment revenues increased 11% in the second quarter, to $260.6 million, from $234.3 million in the prior-year quarter. Adjusting for the favorable effects of foreign currency translation of $9.0 million, and the effects of acquisitions of $1.0 million, Consulting revenues increased 7% over the prior-year quarter. Growth resulted principally from Retirement and Financial Management services in addition to Talent and Organization Consulting services.

Consulting segment income decreased 13% in the second quarter, to $24.7 million, compared with $28.3 million in the prior-year quarter. Segment margin was 9.5%, compared with 12.1% in the prior-year quarter. The margin decrease was primarily a result of higher compensation

[5]	February and March 2007 Cyborg results have been excluded from “underlying” and “as adjusted” amounts for year-over-year comparative purposes.

expenses related to accelerated recruiting efforts and knowledge development, and a pretax charge of $4.0 million related to the Company’s real estate portfolio review that more than offset the increased revenue.

Unallocated Shared Service Costs

Unallocated shared service costs were $23.7 million, 3.1% of net revenues, in the second quarter, compared with $18.2 million, 2.5% of net revenues, in the prior-year quarter. The increase in expenses relative to revenues was primarily the result of one-time favorable adjustments in the prior-year period. Second quarter results also include a pretax charge of $1.2 million related to the Company’s real estate portfolio review.

Year-to-Date Results

Consolidated net revenues for the six-month period ended March 31, 2008 increased 9%, to $1.57 billion, compared with $1.44 billion in the prior-year six-month period. The period was impacted by the favorable effects of net foreign currency translation of $31.8 million and the favorable resolution of previously announced HR BPO contract restructurings of $23.1 million. Acquisitions contributed $7.5 million of revenue. Adjusting for these items, and excluding third-party supplier revenues and the comparable prior-year contribution of the Cyborg business, net revenues increased 6%.

Consolidated operating income for the six-month period increased to $177.4 million, and operating margin was 11.3%, compared to $65.3 million and 4.5% in the prior-year six month period, respectively. The margin improvement was due to increased revenue across all segments that more than offset higher compensation expenses, principally in Consulting, in addition to the previously-mentioned gain on the sale of Cyborg.

Current-period results include an $8.7 million pretax net gain related to unusual second quarter items previously noted, and a $5.4 million pretax benefit due to the resolution of a previously announced HR BPO contract restructuring recorded in the first quarter. The prior-year period included $15.0 million in net pretax charges previously noted, and a $15.7 million pretax severance charge recorded in the first quarter related to ongoing productivity initiatives.

Adjusting for these items, operating income grew 70%.

Net income for the six-month period increased to $108.4 million, or $1.03 per diluted share, compared with $43.1 million, or $0.39 per diluted share in the prior-year six-month period. Adjusting for unusual items, net income for the six-month period increased to $103.3 million, or $0.98 per diluted share, compared with $62.1 million, or $0.56 per diluted share in the prior year six-month period.

Cash Flow

Reported cash flow from operations was $37.3 million in the six-month period, compared with $77.9 million in the prior six-month period. Free cash flow, defined as cash flow from operations less investments (capital expenditures and capitalized software costs), was negative $19.3 million, compared with $35.8 million in the prior-year six-month period. The decrease in free cash flow was driven primarily by higher performance-based compensation paid in the current year for fiscal 2007 performance, increased capital expenditures, and deferred compensation payments related to an acquisition, partially offset by higher net income driven by increased revenue.

Adjusted EBITDA, a non-GAAP measure reflecting operating income adjusted for the previously noted unusual items, depreciation and amortization, and certain other non-cash items (such as goodwill and asset impairment, revenue and compensation deferrals, stock-based compensation, deferred internal software development costs, and others), increased to $273.4 million in the current six-month period, compared to $179.4 million in the prior-year period. The adjusted EBITDA improvement was principally due to increased operating profits and lower cash outflows due to more live HR BPO clients.

Share Repurchase

During the second quarter, the Company repurchased 6.1 million of its outstanding common shares at an average price of $37.60 per share, for a total of $227.9 million. At May 2, 2008, the Company has approximately $168 million remaining under its current $750 million authorization.

Supplemental Information

The Company recently announced several transactions in connection with its strategic priorities. Specifically, these transactions will better enable the Company to streamline its HR BPO service offering, build its global Consulting capabilities and enhance its Benefits Outsourcing product offerings.

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On January 31, 2008, the Company closed on the previously announced sale of assets related to its Cyborg business, a licensed payroll and HR software services organization acquired in 2003. The divestiture is part of the Company’s continued efforts to streamline its HR BPO service offerings and focus on managed, end-to-end payroll services.

•

On March 18, 2008, the Company closed on the previously announced acquisition of New Bridge Street Consultants, one of the leading specialist executive compensation consultancies in the United Kingdom.

•

On April 23, 2008, the Company closed on the previously announced acquisition of CSi — The Remuneration Specialists, a specialist compensation consultancy that provides data, analytics and compensation consulting solutions to organizations in Australia and New Zealand.

•

On April 29, 2008, the Company announced the acquisition of LCG, a recognized expert in employee absence management. LCG provides an array of integrated disability, leave and absence management solutions to help mid- to large-sized employers better manage costs and maintain compliance. The transaction is expected to close within the next several months.

Business Outlook

In addition to reporting results in accordance with U.S. GAAP, the Company assesses its performance once unusual items have been removed. The following revised guidance reflects expectations for fiscal 2008 on this underlying basis, excluding the impact of unusual items:

•	Mid- to high-single digit total Company net revenue growth;

•	Underlying operating income of approximately $315 million to $330 million; and

•	Underlying diluted earnings per share of $1.85 to $1.95.

The Company’s fiscal 2008 guidance assumes a normalized effective tax rate of 39% and continued execution of its share repurchase program. Guidance excludes anticipated total fiscal 2008 real estate portfolio review related charges of approximately $35 million to $45 million.

Conference Call

At 7:30 a.m. (CT) today, management will host a conference call with investors to discuss fiscal 2008 second quarter results. The live presentation is accessible through the Investor Relations section of Hewitt’s web site at www.hewitt.com. The webcast will be archived on the site for approximately one month.

About Hewitt Associates

For more than 65 years, Hewitt Associates (NYSE: HEW) has provided clients with best-in-class human resources consulting and outsourcing services. Hewitt consults with more than 3,000 large and mid-size companies around the globe to develop and implement HR business strategies covering retirement, financial and health management; compensation and total rewards; and performance, talent and change management. As a market leader in benefits administration, Hewitt delivers health care and retirement programs to millions of participants and retirees, on behalf of more than 300 organizations worldwide. In addition, more than 30 clients rely on Hewitt to provide a broader range of human resources business process outsourcing services to nearly a million client employees. Located in 33 countries, Hewitt employs approximately 23,000 associates. For more information, please visit www.hewitt.com.

Forward-Looking Information

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Hewitt’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed under the “Risk Factors” heading in the Business section of the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s internet site (www.sec.gov). Hewitt disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or any other reason.

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HEWITT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands except for share and per share amounts)

	Three Months Ended March 31,			Six Months Ended March 31,
	2008	2007	% Change	2008	2007	% Change
Revenues:
Revenues before reimbursements (net revenues)	$773,099	$716,203	7.9%	$1,566,942	$1,442,834	8.6%
Reimbursements	16,449	17,605	(6.6)%	41,598	37,024	12.4%

Total revenues	789,548	733,808	7.6%	1,608,540	1,479,858	8.7%

Operating expenses:
Compensation and related expenses	522,026	482,686	8.2%	1,016,152	969,487	4.8%
Asset impairment	2,070	2,659	(22.2)%	2,296	3,615	(36.5)%
Reimbursable expenses	16,449	17,605	(6.6)%	41,598	37,024	12.4%
Other operating expenses	157,639	152,056	3.7%	298,170	305,936	(2.5)%
Selling, general and administrative expenses	58,571	60,037	(2.4)%	108,598	98,498	10.3%
Gain on sale of business	(35,667)	—		(35,667)	—

Total operating expenses	721,088	715,043	0.8%	1,431,147	1,414,560	1.2%

Operating income	68,460	18,765	264.8%	177,393	65,298	171.7%
Other income, net:
Interest expense	(4,241)	(5,263)	(19.4)%	(7,985)	(10,639)	(24.9)%
Interest income	4,892	7,831	(37.5)%	13,490	14,775	(8.7)%
Other income, net	620	888	(30.2)%	236	1,715	(86.2)%

Total other income, net	1,271	3,456	(63.2)%	5,741	5,851	(1.9)%

Income before income taxes	69,731	22,221	213.8%	183,134	71,149	157.4%
Provision for income taxes	25,238	9,235	173.3%	74,694	28,098	165.8%

Net income	$44,493	$12,986	242.6%	$108,440	$43,051	151.9%

Earnings per share:
Basic	$0.45	$0.12		$1.07	$0.39
Diluted (1)	$0.43	$0.12		$1.03	$0.39
Weighted average shares:
Basic	98,662,326	109,190,547		101,736,572	109,112,904
Diluted	103,662,906	111,936,801		106,666,140	111,275,939

(1) Per FAS 128, the diluted EPS calculation includes an addback of $582 and $1,165 of interest expense on the convertible debt securities for the three and six months ended March 31, 2008, respectively.

HEWITT ASSOCIATES, INC.

UNDERLYING OPERATING INCOME AND EARNINGS PER SHARE

(Unaudited)

(Dollars in thousands except for share and per share amounts)

In assessing operating performance, the Company also reviews its results once unusual adjustments have been removed. The Company believes that doing so provides a better understanding of underlying operating performance. For the three months and six months ended March 31, 2008 and March 31, 2007, underlying operating income and earnings per share were:

	Three Months Ended March 31,		Six Months Ended March 31,
	2008	2007	2008	2007
Operating income, as reported	$68,460	$18,765	$177,393	$65,298
Adjustments:
Cyborg – FY08 gain (1)/FY07 operations (2)	(35,446)	(2,210)	(35,446)	(2,210)
Asset impairment	—	2,574	—	2,574
Severance	—	(1,324)	—	14,356
Real estate	8,048	—	8,048	—
HR BPO contract restructurings	18,706	12,000	13,323	12,000
Legal settlement	—	4,000	—	4,000

Total adjustments	(8,692)	15,040	(14,075)	30,720
Underlying operating income	59,768	33,805	163,318	96,018
Other income, net	1,271	3,456	5,741	5,851
Add A/R interest write-off (3)	273	—	273	—

Underlying other income, net	1,544	3,456	6,014	5,851
Underlying pretax income	61,312	37,261	169,331	101,869
Provision for income taxes (normalized at 39% for the three and six months ended March 31, 2008 and 2007) (4)	23,912	14,532	66,039	39,729

Underlying net income	$37,400	$22,729	$103,292	$62,140

Underlying earnings per share:
Basic	$0.38	$0.21	$1.02	$0.57
Diluted (5)	$0.37	$0.20	$0.98	$0.56
Adjusted shares outstanding (6):
Basic	98,662,326	109,190,547	101,736,572	109,112,904
Diluted (7)	103,662,906	111,936,801	106,666,140	111,275,939

(1)	Amount reflects a $221 reduction to the $35,667 “gain on sale of business” reported in the Q2 FY08 Consolidated Statement of Operations. This reduction pertains to certain Cyborg employee-related expenses recorded in the quarter.
(2)	Cyborg results have been excluded for February and March 2007 to enable year-over-year comparisons.
(3)	Related to HR BPO contract restructurings.

(4)	The Company used an effective tax rate of 39% for the three and six months ended March 31, 2008 and 2007 for its underlying net income calculation. The Company believes this approximates the normalized effective tax rate for both years.
(5)	Per FAS 128, the diluted EPS calculation includes an addback of $582 and $1,165 of interest expense on the convertible debt securities for the three and six months ended March 31, 2008, respectively.

(6)	Three Months Ended March 31,		Six Months Ended March 31,
	2008	2007	2008	2007
Weighted average basic shares outstanding	98,662,326	109,190,547	101,736,572	109,112,904
Number of shares added to outstanding:
Stock options and warrants	1,849,867	1,641,300	1,916,774	1,349,066
Restricted stock	1,279,965	1,104,954	1,142,046	813,969
Convertible debentures	1,870,748	—	1,870,748	—

Total adjusted diluted shares	103,662,906	111,936,801	106,666,140	111,275,939

Diluted shares outstanding reflect the potential dilution that could occur if securities or other instruments that are convertible into common stock were exercised or could result in the issuance of common stock. Potentially dilutive common stock equivalents include unvested restricted stock and restricted stock units, unexercised stock options and warrants that are “in-the-money”, and outstanding convertible debt securities which would have a dilutive effect if converted from debt to common stock.

(7)	Debt securities convertible into 1,870,748 shares of Class A common stock were outstanding in the three and six months ended March 31, 2008 and March 31, 2007, but the weighted average shares were not included in the computation of underlying diluted earnings per share for the three and six months ended March 31, 2007 because the effect of including the convertible debt securities would have been antidilutive.

HEWITT ASSOCIATES, INC.

BUSINESS SEGMENT RESULTS

(Unaudited)

(Dollars in thousands)

Business Segments	Three Months Ended March 31,			Six Months Ended March 31,
	2008	2007	% Change	2008	2007	% Change
Benefits Outsourcing
Segment revenues before reimbursements	$383,867	$360,033	6.6%	$787,205	$747,412	5.3%
Segment income	85,608	69,274	23.6%	205,789	148,102	39.0%
Segment income as a percentage of segment revenues	22.3%	19.2%		26.1%	19.8%

HR BPO
Segment revenues before reimbursements (1)	$140,445	$131,142	7.1%	$288,716	$264,617	9.1%
Segment loss	(18,159)	(60,589)	70.0%	(45,423)	(102,800)	55.8%
Segment loss as a percentage of segment revenues	(12.9)%	(46.2)%		(15.7)%	(38.8)%

Consulting
Segment revenues before reimbursements	$260,620	$234,342	11.2%	$514,994	$449,242	14.6%
Segment income	24,731	28,305	(12.6)%	61,167	59,431	2.9%
Segment income as a percentage of segment revenues	9.5%	12.1%		11.9%	13.2%

Total Company
Segment revenues before reimbursements (1)	$784,932	$725,517	8.2%	$1,590,915	$1,461,271	8.9%
Intersegment revenues	(11,833)	(9,314)	27.0%	(23,973)	(18,437)	30.0%

Revenues before reimbursements (net revenues)	773,099	716,203	7.9%	1,566,942	1,442,834	8.6%
Reimbursements	16,449	17,605	(6.6)%	41,598	37,024	12.4%

Total revenues	$789,548	$733,808	7.6%	$1,608,540	$1,479,858	8.7%

Segment income	$92,180	$36,990	149.2%	$221,533	$104,733	111.5%
Unallocated shared services costs	23,720	18,225	30.2%	44,140	39,435	11.9%

Operating income	$68,460	$18,765	264.8%	$177,393	$65,298	171.7%

(1)	HR BPO net revenues include $9,157 and $18,603 of third-party supplier revenues for the three months ended March 31, 2008 and 2007, respectively, and $22,337 and $39,675 for the six months ended March 31, 2008 and 2007, respectively. The third-party supplier arrangements are generally marginally profitable. The related third-party supplier expenses are included in other operating expenses.

HEWITT ASSOCIATES, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands except for share and per share amounts)

	March 31, 2008	September 30, 2007
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$189,626	$378,743
Short-term investments	—	216,726
Client receivables and unbilled work in process, less allowances of $21,391 and $18,933 at March 31, 2008 and September 30, 2007, respectively	653,672	632,011
Prepaid expenses and other current assets	90,667	86,683
Funds held for clients	103,903	133,163
Deferred income taxes, net	40,366	32,533

Total current assets	1,078,234	1,479,859

Non-Current Assets:
Deferred contract costs, net	365,215	372,363
Property and equipment, net	377,934	355,907
Other intangible assets, net	187,817	196,133
Goodwill	341,242	319,314
Long-term investments	135,272	—
Other non-current assets, net	66,976	31,962

Total non-current assets	1,474,456	1,275,679

Total Assets	$2,552,690	$2,755,538

LIABILITIES
Current Liabilities:
Accounts payable	$32,283	$21,304
Accrued expenses	175,288	212,097
Funds held for clients	103,903	133,163
Advanced billings to clients	177,404	170,131
Accrued compensation and benefits	262,549	353,265
Short-term debt	125,743	30,369
Current portion of long-term debt and capital lease obligations	31,972	24,222

Total current liabilities	909,142	944,551

Non-Current Liabilities:
Deferred contract revenues	288,342	271,359
Debt and capital lease obligations, less current portion	269,145	233,465
Other non-current liabilities	204,382	165,264
Deferred income taxes, net	104,938	102,887

Total non-current liabilities	866,807	772,975

Total Liabilities	$1,775,949	$1,717,526

HEWITT ASSOCIATES, INC.

CONSOLIDATED BALANCE SHEETS (continued)

(Dollars in thousands except for share and per share amounts)

	March 31, 2008	September 30, 2007
	(Unaudited)
STOCKHOLDERS’ EQUITY
Stockholders’ Equity:
Class A common stock, par value $0.01 per share, 750,000,000 shares authorized, 128,623,142 and 127,672,253 shares issued, 97,397,198 and 107,126,309 shares outstanding, as of March 31, 2008 and September 30, 2007, respectively	$1,286	$1,277
Additional paid-in capital	1,522,719	1,472,409
Cost of common stock in treasury, 31,225,944 and 20,545,944 shares of Class A common stock as of March 31, 2008 and September 30, 2007, respectively	(996,228)	(597,200)
Retained earnings	126,856	38,144
Accumulated other comprehensive income, net	122,108	123,382

Total stockholders’ equity	776,741	1,038,012

Total Liabilities and Stockholders’ Equity	$2,552,690	$2,755,538

HEWITT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Dollars in thousands)

	Six Months Ended March 31,
	2008	2007
Cash flows from operating activities:
Net income	$108,440	$43,051
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization, including amortization of deferred contract revenues and costs	85,159	91,593
Gain on sale of business	(35,667)	—
Asset impairment	2,296	3,615
Share-based compensation	22,629	22,697
Deferred income taxes	(5,455)	(10,096)
Changes in operating assets and liabilities, net of effect of acquisitions and dispositions:
Client receivables and unbilled work in process	(18,339)	(1,592)
Prepaid expenses and other current assets	(1,589)	(15,352)
Deferred contract costs	(52,861)	(67,964)
Other assets	(37,166)	2,269
Accounts payable	10,979	(14,277)
Accrued compensation and benefits	(111,170)	(30,272)
Accrued expenses	(51,783)	(11,135)
Advanced billings to clients	17,392	37,660
Deferred contract revenues	65,534	38,325
Other long-term liabilities	38,948	(10,614)

Net cash provided by operating activities	37,347	77,908
Cash flows from investing activities:
Purchases of investments	(426,675)	(158,140)
Proceeds from sales of investments	504,000	152,838
Additions to property and equipment	(56,657)	(42,125)
Cash paid for acquisitions and transaction costs, net of cash acquired	(40,431)	—
Cash received for divestiture	42,420	—

Net cash provided by (used in) investing activities	22,657	(47,427)
Cash flows from financing activities:
Proceeds from the exercise of stock options	23,068	19,133
Excess tax benefits from the exercise of share-based awards	2,482	444
Proceeds from short-term borrowings	121,583	52,232
Proceeds from long-term borrowings	39,751	—
Repayments of short-term borrowings, capital leases and long-term debt	(37,868)	(60,959)
Purchase of Class A common shares for treasury	(399,028)	(38,658)

Net cash used in financing activities	(250,012)	(27,808)
Effect of exchange rate changes on cash and cash equivalents	891	4,385

Net (decrease) increase in cash and cash equivalents	(189,117)	7,058
Cash and cash equivalents, beginning of period	378,743	138,928

Cash and cash equivalents, end of period	$189,626	$145,986

Supplementary disclosure of cash paid during the period:
Interest paid	$7,076	$11,705
Income taxes paid	$75,405	$66,750

HEWITT ASSOCIATES, INC.

ADJUSTED EBITDA RECONCILIATION

(Unaudited)

(Dollars in thousands)

	Six Months Ended March 31,
	2008	2007
Reported operating income	$177,393	$65,298
Adjustments:
Cyborg – FY08 gain (1) / FY07 operations (2)	(35, 446)	(2,210)
Asset impairment	—	2,574
Severance	—	14,356
Real estate	8,048	—
HR BPO contract restructurings	13,323	12,000
Legal settlement	—	4,000

Total adjustments	(14,075)	30,720
Underlying operating income	163,318	96,018
Depreciation / amortization (3)	87,419	94,325

Adjusted EBITDA before certain non-cash addbacks	250,737	190,343
Certain non-cash addbacks:
Adjustments to asset impairments	1,106	1,041
Net deferrals (4)	12,968	(21,051)
Deferred internal software development costs	(10,311)	(7,931)
Stock-based compensation	22,796	22,769
Other	(3,938)	(5,816)

Total certain non-cash addbacks	22,621	(10,988)
Adjusted EBITDA	$273,358	$179,355

(1)	Amount reflects a $221 reduction to the $35,667 “gain on sale of business” reported in the Q2 FY08 Consolidated Statement of Operations. This reduction pertains to certain Cyborg employee-related expenses recorded in the quarter.
(2)	Cyborg results have been excluded for February and March 2007 to enable year-over-year comparisons.
(3)	FY08 depreciation and amortization includes $2,904 of adjustments related to HR BPO contract restructurings. Additionally, discount accretion on the Exult convertible debt of $644 and $636 are excluded from amounts in FY08 and in FY07, respectively.
(4)	Net deferrals (the net impact of the Company’s revenue and cost deferrals), as presented and the “net” of Revenue and Cost Deferrals in the Statement of Cash Flows varies by $295 and $8,588 for year-to-date FY08 and FY07, respectively, relating to Balance Sheet and Statement of Operations reclassifications and the inclusion of net deferral amounts within the HR BPO restructuring adjustment above.